Exhibit 21.1

BurgerFi International, LLC

BF LBTS, LLC

BurgerFi-Delray Beach, LLC

BF Coral Springs, LLC

BF City Place-West Palm, LLC

BF Philadelphia, LLC

BF Jupiter, LLC

BGM Pembroke Pines, LLC

BF West Delray, LLC

BF Commack, LLC

BF Delray-Linton, LLC

BF Jacksonville Town Center, LLC

BF Jacksonville Riverside, LLC

BF Pines City Center, LLC

BF Dania Beach, LLC

BF Fort Myers-Daniels, LLC

BF Boca Raton-Boca Pointe, LLC

BF Commissary, LLC

BF Boca Raton, LLC

BF PBG, LLC

BF Jupiter - Indiantown, LLC

BurgerFi IP, LLC

BF Food Truck, LLC

BF Odessa, LLC

BF Atlanta - Perimeter Marketplace, LLC

BF Miami Beach - Meridian, LLC

BF Neptune Beach, LLC

BF Orlando - Dr. Phillips, LLC

BF Wellington, LLC

BF Williamsburg, LLC

BF Boca Raton, LLC

BF Poughkeepsie, LLC